EXHIBIT 4.8

                    FIRST SUPPLEMENTAL INDENTURE, dated as of April 1, 1996 between Diagnostic/Retrieval Systems, Inc., a
          Delaware corporation (the "Company"), and The Trust
          Company of New Jersey, as trustee (the "Trustee").

                    WHEREAS, the Company heretofore executed and delivered to the Trustee an Indenture dated as of Septem-ber 22, 1995 (the "Original Indenture" and, as it may be amended or supplemented from time to time by one or more indentures supplemental thereto entered into pursuant to the applicable provisions thereof, the "Indenture"), providing for the issuance of the Company's 9% Senior Subordinated Convertible Debentures due 2003(the "Deben-tures");

                    WHEREAS, on March 26, 1996, the stockholders of the Company approved, effective as of April 1, 1996, the reclassification of each share of Class A Common Stock, par value $.01 per share, and each share of Class B Common Stock, par value $.01 per share, into one share of a new single class of common stock, par value $.01 per share; and

                    WHEREAS, Section 10.5 of the Original Indenture provides that in the event of any reclassification of Class A Common Stock, the Company shall enter into a supplemental indenture providing that each Debenture shall be convertible into the kind and amount of securi-ties receivable upon such reclassification by a holder of Class A Common Stock issuable upon conversion of such Debentures immediately prior to such reclassification.

                    NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDEN-TURE WITNESSETH, that, for and in consideration of the promises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all holders of Deben-tures, as follows:

                                 ARTICLE ONE

                       Amendment to Original Indenture

                    SECTION 1.1.

                    (a) The definition of the defined term "Class A Common Stock" that appears in Article 1., Section 1.1 of the Indenture is hereby deleted.

                    (b) The definition of the defined term "Common Stock" that appears in Article 1., Section 1.1 of the Indenture is hereby amended in its entirety to read:

                    "Common Stock" as applied to the Capital Stock of any corporation, means the common equity (however designated) of such Person, and with respect to the Company, means the Common Stock, par value $.01 per share, or any successor class of common equity into which such common stock may hereafter be converted.

                    (c) Any and all references in the Indenture to "Class A Common Stock" shall be read as referring to "Common Stock".

                                 ARTICLE TWO

                                Miscellaneous

                    SECTION 2.1 Instruments to be Read Together. This First Supplemental Indenture is an indenture supple-mental to and in implementation of the Original Inden-ture, and the Original Indenture and this First Supple-mental Indenture shall henceforth be read together.

                    SECTION 2.2    Confirmation.  The Original
          Indenture as amended and supplemented by this First
          Supplemental Indenture is in all respects confirmed and preserved.

                    SECTION 2.3    Terms Defined.  Capitalized
          terms used in this First Supplemental Indenture and not otherwise defined herein shall have the respective mean-ings set forth in the Original Indenture.

                    SECTION 2.4 Headings. The headings of the Articles and Sections of this First Supplemental Inden-ture have been inserted for convenience of reference only, and are not to be considered a part hereof and shall in no way modify or restrict any of the terms and provisions hereof.

                    SECTION 2.5 Governing Law. The laws of the State of New York shall govern this First Supplemental
          Indenture, without regard to the conflicts of laws provi-sions thereof.

                    SECTION 2.6 Counterparts. This First Sup-plemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall to-gether constitute but one and the same instrument.

                    SECTION 2.7 Effectiveness. The provisions of this First Supplemental Indenture will take effect immediately upon its execution and delivery by the Trust-ee in accordance with the provisions of Section 9.01 and
          9.06 of the Indenture.

                    SECTION 2.8    Acceptance by Trustee.  The
          Trustee accepts the amendments to the Indenture effected by the First Supplemental Indenture.


                    IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, all as of the date first written above.

          Attest:                  DIAGNOSTIC/RETRIEVAL SYSTEMS, INC.

          By:                      By: /s/ Mark S. Newman
               Name:                   Name:  Mark S. Newman
               Title:                  Title: Chief Executive Officer
                                              and President

                                   THE TRUST COMPANY OF NEW JERSEY

                                   By: /s/ John D. Cherry
                                       Name:  John D. Cherry
                                       Title: Vice President
                                              Trust Officer